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Press Release

Contacts:	Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com Paula Schwartz, 212-556-5224; E-mail: schwap@nytimes.com This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY REPORTS MARCH REVENUES

NEW YORK, April 12, 2004—The New York Times Company announced today that advertising revenues for the Company's business units increased 8.6% and total Company revenues increased 5.8% compared with the results for the same month last year.

"We saw strong advertising gains in March compared with the same month last year when the war in Iraq began," said Leonard P. Forman, executive vice president and chief financial officer. "We are encouraged by what we've seen so far in April across all of our business segments and expect that advertising revenues will improve during the balance of the year."

Advertising results for March were as follows:

The New York Times Newspaper Group
Advertising revenues for The New York Times Newspaper Group, which includes The New York Times and the International Herald Tribune, increased 5.1% for March 2004 compared with March 2003. National advertising revenues increased on strength in transportation, financial, banking and hotel advertising. Retail advertising revenues decreased slightly as growth in department store and home furnishings store advertising was offset by weakness in mass market store and fashion/jewelry store advertising. Classified advertising revenues rose due to strength in automotive and help-wanted advertising, which offset softness in real estate advertising.

New England Newspaper Group
Advertising revenues for the New England Newspaper Group increased 11.4% for March 2004 compared with March 2003. National advertising revenues rose on growth in travel, financial services, corporate, national automotive and entertainment advertising. Retail advertising revenues increased due to the successful re-launch of The Boston Globe's Sunday Magazine on March 7. The largest retail gains were in the home furnishings and computer/office advertising categories. Classified advertising revenues increased on growth in automotive and help-wanted advertising.

Regional Newspaper Group
Advertising revenues for the Regional Newspaper Group increased 7.7% for March 2004 compared with March 2003. National advertising revenues rose on strength in travel, telecommunications and national automotive advertising. Retail advertising revenues increased due to growth in banking, home improvement and food advertising. Classified advertising revenues increased on growth in help-wanted, real estate and automotive advertising.

New York Times Digital
Advertising revenues for NYTD rose 52.4%, reflecting growth in display advertising and in all classified ad categories at NYTimes.com and Boston.com.

Broadcast Group
Advertising revenues for the Broadcast Group increased 11.2%, reflecting increased political advertising.

The New York Times Company (NYSE: NYT), a leading media company with 2003 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com. For the fourth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune's 2004 list of America's Most Admired Companies. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

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THE NEW YORK TIMES COMPANY
2004 TOTAL COMPANY REVENUES(a)
MARCH AND YEAR TO DATE

Total Company Revenues

	March			Year to Date
	2004	2003	% Change	2004	2003	% Change
	($ 000's)
Advertising Revenues
Publishing(b)
National(c)	$74,688	$66,974	+11.5	$229,806	$221,231	+3.9
Retail(d)	35,296	34,364	+2.7	106,923	105,627	+1.2
Classified(e)	47,708	44,563	+7.1	146,930	143,606	+2.3
Other Ad Revenue(f)	4,073	3,247	+25.4	12,133	12,087	+0.4

Sub-Total Publishing	161,765	149,149	+8.5	495,793	482,551	+2.7
Broadcast Group	11,297	10,159	+11.2	33,235	30,603	+8.6

Total Advertising Revenues	173,063	159,308	+8.6	529,027	513,154	+3.1
Circulation Revenues	68,568	69,611	-1.5	220,243	221,001	-0.3
Other Revenues(g)	17,916	16,436	+9.0	52,674	49,585	+6.2

Total Company Revenues	$259,547	$245,355	+5.8	$801,944	$783,740	+2.3

(a)
Numbers may not add due to rounding.

(b)
Newspaper Group and New York Times Digital.

(c)
Includes all ad revenue from the International Herald Tribune.

(d)
Includes all preprint revenues.

(e)
Includes legal advertising.

(f)
Primarily includes ad revenue from the Regional Newspaper Group's magazines and Web sites.

(g)
Primarily includes revenues from wholesale delivery operations, news services, direct marketing, digital archives and commercial printing.

THE NEW YORK TIMES COMPANY
2004 ADVERTISING REVENUES(a)
MARCH AND YEAR TO DATE

Total Company Advertising Revenues

	March			Year to Date
	2004	2003	% Change	2004	2003	% Change
	($ 000's)
Publishing(b)
New York Times Newspaper Group(c)	$92,149	$87,665	+5.1	$283,143	$284,950	-0.6
New England Newspaper Group (d)	35,188	31,573	+11.4	108,986	104,282	+4.5
Regional Newspaper Group	27,912	25,913	+7.7	85,125	80,989	+5.1
New York Times Digital	6,817	4,472	+52.4	19,425	13,500	+43.9
Intersegment Eliminations	(300)	(473)		(886)	(1,170)

Sub-Total Publishing	161,765	149,149	+8.5	495,793	482,551	+2.7
Broadcast Group	11,297	10,159	+11.2	33,235	30,603	+8.6

Total Company Ad Revenues	$173,063	$159,308	+8.6	$529,027	$513,154	+3.1

(a)
Numbers may not add due to rounding.

(b)
Newspaper Group and New York Times Digital.

(c)
The New York Times and the International Herald Tribune.

(d)
The Boston Globe and the Worcester Telegram & Gazette.

THE NEW YORK TIMES COMPANY
2004 PUBLISHING AD REVENUE GROWTH
BY CLASSIFIED CATEGORY
MARCH AND YEAR TO DATE

	% Change March '04 vs. March '03	% Change YTD '04 vs. YTD '03
Publishing(a)
Help-Wanted	+11.1	+5.5
Real Estate	-2.9	-5.1
Automotive	+21.7	+12.1

(a)
Newspaper Group and New York Times Digital.

THE NEW YORK TIMES COMPANY

2004 ADVERTISING VOLUME(a)

(Inches in thousands, Preprints in thousands of copies)

MARCH AND YEAR TO DATE

Total Newspaper Group

	March			Year to Date
	2004	2003	% Change	2004	2003	% Change
National(b)	197.2	187.9	+5.0	618.4	620.2	-0.3
Retail	503.4	509.1	-1.1	1,542.5	1,584.3	-2.6
Classified	773.4	760.8	+1.7	2,388.5	2,404.1	-0.6

Total ROP	1,474.0	1,457.9	+1.1	4,549.5	4,608.6	-1.3

Part Run/Zoned	168.2	171.5	-1.9	523.6	491.9	+6.4

Total	1,642.3	1,629.4	+0.8	5,073.1	5,100.4	-0.5

Preprints	214,142	208,027	+2.9	654,463	659,819	-0.8

(a)
Advertising volume is based on preliminary internal data, which may be updated in subsequent reports and may not be indicative of advertising revenue or operating profit. Numbers may not add due to rounding.

(a)
Includes all ad volume from the International Herald Tribune.

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THE NEW YORK TIMES COMPANY 2004 TOTAL COMPANY REVENUES(a) MARCH AND YEAR TO DATE
THE NEW YORK TIMES COMPANY 2004 ADVERTISING REVENUES(a) MARCH AND YEAR TO DATE
THE NEW YORK TIMES COMPANY 2004 PUBLISHING AD REVENUE GROWTH BY CLASSIFIED CATEGORY MARCH AND YEAR TO DATE
THE NEW YORK TIMES COMPANY 2004 ADVERTISING VOLUME(a) (Inches in thousands, Preprints in thousands of copies) MARCH AND YEAR TO DATE